Exhibit 99.1

Assurant Introduces Revised Financial Supplement

To Reflect Focus on Global Lifestyle and Global Housing Businesses

NEW YORK, Apr. 15, 2021 – Assurant, Inc. (NYSE: AIZ), a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases, today announced it has revised its financial supplement to reflect the company’s focus on its Global Lifestyle and Global Housing businesses following the announcement it had signed an agreement to sell its Global Preneed business and related legal entities and assets.

Beginning in first quarter 2021, the company’s financial statements and financial supplement will present consolidated results reflecting its Global Preneed business and related legal entities as discontinued operations. In addition, the financial supplement will include a new performance metric for the company, Adjusted EBITDA, that will complement net operating income given the ongoing shift to more service-oriented and fee-based businesses.

To provide investors with an opportunity to review the updated presentation prior to the publication of Assurant’s first quarter 2021 results on Tuesday, May 4, the financial supplement as of Dec. 31, 2020 has been revised to reflect these changes. The revised financial supplement is available on Assurant’s Investor Relations website: https://ir.assurant.com/investor/default.aspx.

About Assurant

Assurant, Inc. (NYSE: AIZ) is a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases. Anticipating the evolving needs of consumers, Assurant partners with the world’s leading brands to develop innovative products and services and to deliver an enhanced customer experience. A Fortune 500 company with a presence in 21 countries, Assurant offers mobile device solutions; extended service contracts; vehicle protection services; pre-funded funeral insurance; renters insurance; lender-placed insurance products; and other specialty products. The Assurant Foundation strengthens communities by supporting charitable partners that help protect where people live and can thrive, connect with local resources, inspire inclusion and prepare leaders of the future.

Learn more at assurant.com or on Twitter @AssurantNews.

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Media Contact:

Linda Recupero

Senior Vice President, Enterprise Communication

201.519.9773

linda.recupero@assurant.com

Investor Relations Contacts:

Suzanne Shepherd

Senior Vice President, Investor Relations

201.788.4324

suzanne.shepherd@assurant.com

Sean Moshier

Assistant Vice President, Investor Relations

914.204.2253

sean.moshier@assurant.com